EXHIBIT 10.2

Director* Compensation Summary

Meeting Fees

        The directors of First Pulaski National Corporation, a Tennessee corporation (the "Corporation"), and of First National Bank of Pulaski (the "Bank") are compensated under a deferred compensation plan at the rate of $800 for each board meeting of the Corporation and the Bank attended. The directors of the Corporation and of the Bank also are compensated at the rate of $200 cash for each board meeting of the Corporation and the Bank attended. Interest is credited by the Corporation and the Bank on amounts deferred at rates between 8.00% and 13.25%.

Directors are reimbursed for their expenses incurred in connection with their activities as the Corporation's directors.

Committee Meeting Fees

        Those directors of the Bank who serve on the Executive and Loan Committee of the Bank are compensated at the rate of $350 per committee meeting. If meetings of the Executive and Loan Committee extend considerably beyond the usual length, the pay is at the rate of $450 per meeting, for those in attendance. The membership of the Executive and Loan Committee consists of all but one of the members of the Bank's Board of Directors. Additionally, directors who serve on the Audit Committee of the Bank receive $500 per regular meeting and $200 per meeting held to review the Corporation's quarterly reports on Form 10-Q and annual report on Form 10-K. Directors who serve on other committees of the Board of Directors of the Corporation and the Bank receive $100-$150 per meeting. Mark A. Hayes, William Lyman Cox and Donald A. Haney, the only directors who are also employees of the Bank, receive director fees for meetings of the Board of Directors and Executive and Loan Committee meetings.

        The foregoing information is summary in nature. Additional information regarding director compensation will be provided in the Corporation's proxy statement to be filed in connection with the 2009 Annual Meeting of the Corporation's Shareholders.

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*Includes directors that are also employees of the Corporation.

Named Executive Officer Compensation Summary

        The following table sets forth the current base salaries paid to the Corporation's President and Chief Executive Officer and its other named executive officers and the amount of the cash bonus paid to these persons for 2008.
Executive Officer	Current Salary	2008 Cash Bonus
James T. Cox, Senior Executive Officer	$189,332	$0
Mark A. Hayes, Chairman of the Board and CEO of the Corporation and the Bank	207,512	0
William Lyman Cox, Executive Vice-President and Senior Loan Officer of the Bank	129,561	0
Donald A. Haney, President of the Corporation and the Bank and the Chief Operating Officer of the Bank	165,873	0
Tracy L. Porterfield, Chief Financial Officer and Secretary/Treasurer of the Corporation and Chief Financial Officer and Cashier of the Bank	115,500	0

        In addition to their base salaries, these executive officers are also eligible to:

    Participate in the Corporation's Bonus Program;

    Participate in the Corporation's equity incentive programs pursuant to the Corporation's 2007 Equity Incentive Plan; and

    Participate in the Corporation's broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Corporation's Profit Sharing Plan.

        The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Corporation's proxy statement to be filed in connection with the 2009 Annual Meeting of the Corporation's Shareholders.